Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES SUSPENSION OF TRADING AND COMMENCEMENT OF NYSE DELISTING PROCEDURES; COMMON STOCK EXPECTED TO BEGIN TRADING ON THE OTC PINK

RADNOR, PA (Globe Newswire) January 12, 2016 – Penn Virginia Corporation (NYSE: PVA) today announced that it received notification from the New York Stock Exchange (NYSE) that the NYSE had determined to commence proceedings to delist the Company’s common stock as a result of the NYSE’s determination that the Company’s common stock was no longer suitable for listing on the NYSE based on “abnormally low” price levels, pursuant to Section 802.01D of the NYSE’s Listed Company Manual. The NYSE also suspended trading in the Company’s common stock effective immediately.

The NYSE stated that it will apply to the Securities and Exchange Commission (SEC) to delist the Company’s common stock upon completion of all applicable procedures, including any appeal by the Company of the NYSE’s determination. The Company does not intend to appeal the delisting determination. The Company anticipates that its common stock will begin trading on the OTC Pink on January 13, 2016, under the symbol “PVAH”. The transition to the over-the-counter markets will not affect the Company’s business operations. The Company will remain subject to the public reporting requirements of the SEC following the transfer.

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Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com